EXHIBIT 99.1

Great Lakes Reports Fourth Quarter and Full Year 2021 Results

Fourth quarter net income of $24.7 million
Fourth quarter adjusted EBITDA of $48.2 million
Full year net income of $49.4 million
Full year adjusted EBITDA of $127.4 million
Backlog of $551.6 million at December 31, 2021

HOUSTON, Feb. 16, 2022 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq:GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter and year ended December 31, 2021.

Fourth Quarter 2021 Highlights

  Revenue was $210.0 million for the fourth quarter 2021, a $37.9 million increase over the prior year fourth quarter.
  Gross margin percentage was 25.2% for the fourth quarter 2021 as compared to 19.4% in the prior year fourth quarter.
  Total operating income was $36.5 million, an increase of $19.2 million or 111.0% increase over the prior year fourth quarter.
  Net income for the quarter was $24.7 million, as compared to $10.6 million in the prior year quarter, a $14.1 million or 133.0% increase over the prior year fourth quarter.
  Adjusted EBITDA was $48.2 million for the fourth quarter 2021, as compared to $29.4 million in the prior year quarter, a $18.8 million or 63.9% increase over the prior year fourth quarter.

Lasse Petterson, President and Chief Executive Officer commented, “We ended the year with strong fourth quarter results, which reflects solid project performance resulting in this year’s highest quarterly net income and adjusted EBITDA. As our organization was 100% fully vaccinated against COVID-19, with few accommodations at the start of the quarter, we were able to return to normal operations even with the emergence of a new strain of the virus in late November. The fourth quarter saw reduced COVID-19 related costs of $0.5 million, a significant decrease over the prior quarter and vessels returned to normal operations. With the ability to increase direct oversight and supervision on projects and on the vessels, we saw overall operational improvements on the majority of our projects.”

Full Year 2021 Highlights

  Revenue was $726.1 million for the full year 2021, a $7.5 million or 1.0% decrease over the prior year.
  Gross profit percentage decreased to 20.0% in 2021 as compared to 23.3% in 2020.
  Total operating income was $83.4 million, a $28.4 million or 25.4% decrease over the prior year.
  Net income was $49.4 million, as compared to $66.1 million in 2020, a $16.7 million or 25.3% decrease over the prior year.
  Adjusted EBITDA was $127.4 million as compared to $151.1 million in 2020, a $23.7 million or 15.6% decrease over the prior year.

Lasse Petterson continued, “Despite the challenges and impact the COVID-19 pandemic had on all of us this past year, we continued to safely perform essential and critical infrastructure work, generating the third highest annual adjusted EBITDA in Company history. Although our results did not meet our full year expectations after our record year in 2020, we ended the year with a strong backlog and balance sheet, and we continued our growth strategy with our venture into the new U.S. offshore wind generation market by issuing a contract for the construction of the first Jones Act-compliant rock installation vessel with expected delivery in 2024.

During this unprecedented pandemic, the health and safety of our employees was and continues to be our top priority. Great Lakes’ Incident & Injury Free® (IIF®) safety management program enabled us to adapt and respond quickly to operational challenges caused by COVID-19. During 2021 we incurred $9.9 million of costs related to COVID-19 for items such as testing, vessel cleaning, crew quarantining and replacement staffing. In addition, we also had production impacts due to COVID-19 which, although not as easily quantified, we estimate were close to, if not higher than the costs. In spite of our efforts to keep operations continuing as normal, we had some severe impacts to project performance due to crew shortages, vessel dry dock delays, and re-scheduling of vessels on projects. We are confident that our continued efforts, and an organization that is fully vaccinated against COVID-19 with few accommodations, will help to minimize the impacts to our operations in 2022.

The domestic dredging market for new projects remained relatively strong in 2021 despite the pandemic. Throughout 2021 we performed a significant amount of work in the ports of Portsmouth, Boston, Charleston, Jacksonville, Mobile, Sabine, Freeport, and Corpus Christi. We also saw increased demand for coastal protection projects, renourishment of coastal beaches that have been damaged after the major hurricane events of the past few years and wetland restoration projects. We ended the year with a solid backlog of $551.6 million and a full year bid market share of 40.4%.

In 2021, we continued our fleet renewal program to meet increased demand. Our new 6,500 cubic yard mid-size hopper dredge remains on schedule and on budget with expected delivery in the first quarter of 2023. We also began the builds of two new multicat support vessels and three new scows which also remain on budget and on schedule for delivery in 2022. In addition, we are upgrading the cutter suction dredge the Carolina and the Company’s largest booster station, the Buster, to improve nitrogen oxide and particulate emissions. These vessels will both commence work on the first phase of the Houston Shipping Channel Widening project in 2022. Our fleet is well equipped to meet current market demand and with our fleet renewal program we expect to be well positioned to meet future market demands.

In addition to remaining focused on our core business, we solidified our plans to enter the U.S. offshore wind market by signing a $197 million contract with Philly Shipyard to build the first U.S.-flagged Jones Act-compliant, inclined fallpipe vessel for subsea rock installation with an expected delivery in the second half of 2024. This new vessel, which has been designed to meet the highest environmental classification, will be equipped with battery power, shore-power connection system and be capable of burning biofuel which will reduce the ship’s CO2 footprint. Designing our new vessels to the highest environmental standards and retrofitting our existing vessels with emissions reducing equipment, where practicable, demonstrates our commitment to improving our overall environmental impact. The unique, technologically advanced vessel is an essential step towards building the marine infrastructure required for this new offshore wind industry, which we believe holds so much promise for our nation both economically and environmentally. We expect the offshore wind power generation market will provide Great Lakes with a strong opportunity for growth.”

Full Year 2021 Operational Update

  Revenue for the full year 2021 was $726.1 million, a decrease of $7.5 million from 2020. This decrease was primarily due to lower maintenance, coastal protection and foreign revenue, offset partially by higher domestic capital revenue.
  Gross profit for the full year 2021 was $145.3 million, a decrease of $26.0 million from 2020. Gross profit margin percentage decreased to 20.0% for the full year 2021 as compared to 23.3% for the full year 2020. The decrease was mostly attributed to increased costs and production impacts from COVID-19.
  Operating income was $83.4 million, a decrease of $28.4 million over the prior year. The decrease is a result of lower gross profit and lower gain on sale of assets in 2021, and a $1.7 million loss of use claim in 2020. The decrease was partially offset by a slightly lower general and administrative expenses in 2021.
  Net income for the full year was $49.4 million compared to $66.1 million in 2020, a decrease of $16.7 million from prior year. This decrease is a result of a decrease in operating income, offset partially by a decrease in net interest expense and income taxes.

Balance Sheet, Backlog & Capital Expenditures

  At December 31, 2021, the Company had $145.5 million in cash and cash equivalents and total debt of $321.0 million, and availability under its revolving credit facility of $174.5 million.
  At December 31, 2021, the Company had $551.6 million in backlog as compared to $559.4 million at December 31, 2020. Low bids and options pending award totaled $567.3 million as of December 31, 2021.
  Total capital expenditures for 2021, excluding lease buyouts, were $99.9 million compared to $47.8 million in 2020. The 2021 capital expenditures included $30.3 million for the construction of our new hopper dredge, $17.5 million for the design and build of the subsea rock installation vessel, $11.7 million for the construction of new scows, and $11.0 million for the construction of the new multicats.

Market Update

At the end of 2021 the domestic dredging bid market reached $1.8 billion in projects bid. We expect the 2022 bid market to be as strong as 2021 as the market continues to be driven by the large-scale port deepening projects along the east and gulf coasts. In 2022, we expect to see the continuation of port deepening bids in the ports of Norfolk, Freeport, Mobile, Sabine and additional phases in the Houston Ship Channel. In addition, our nation’s coasts are subject to climate change, increasing severe weather events like Hurricane Ida, and sea level rise, which can cause an increase in beach erosion and other damage that adds to the recurring nature of our business and the need for more frequent coastal protection and port maintenance projects.

We saw continued support for the dredging industry in the U.S. Army Corps of Engineer’s (“Corps”) 2022 budget that was approved by the House of Representatives at a record $8.66 billion, an 11% increase over prior year levels. In this bill the Harbor Maintenance Trust Fund would receive $2.05 billion, which is $370 million over 2021 budget appropriations. The U.S. government including the Corps are presently operating under a continuing resolution with budget approval anticipated before the end of the first quarter of 2022. In September of 2021, a supplemental bill was passed that included approximately $5.7 billion dollars for emergency funding as a result of Hurricane Ida impacts. In addition, the U.S. Congress passed the $1.2 trillion infrastructure bill in November 2021, where the Corps will be granted $11.6 billion in funding to improve the nation’s resilience to the effects of climate change, including flood control and waterway dredging.

This past year we have seen strong support for offshore wind from the Biden administration. In March 2021, the White House announced new initiatives that will advance the administration’s goals to expand the nation’s offshore wind energy capacity in the coming decade by opening new areas of development, improving environmental permitting, and increasing public financing for projects. As part of that initiative the Departments of the Interior, Energy and Commerce committed to a shared goal of installing 30 gigawatts (“GW”) of offshore wind power generation capacity in U.S. waters by 2030. In December 2021, Massachusetts and Maryland selected a total of four offshore wind projects to bring an additional 3.2 GW of new offshore wind capacity to the states. In addition, in January 2022 the Biden administration announced plans to auction more than 480,000 acres in the New York Bight for six new offshore wind energy leases, the administration’s first wind sale and the largest lease area ever offered, with potential build-out capacity up to 7 GW.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday, February 16, 2022 at 9:00 a.m. C.S.T (10:00 a.m. E.S.T.). The call in number is (877) 377-7553 and Conference ID is 5544504. The conference call will be available by replay until Friday, February 18, 2021 by calling (855) 859-2056 and providing Conference ID 5544504. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA, as provided herein, represents net income (loss) from continued operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States. In addition, the Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 131-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: the impact of the COVID-19 pandemic and related responsive measures, including productivity impacts and increased expenditures; our ability to obtain and retain federal government dredging and other contracts, which is impacted by the amount of government funding for dredging and other projects and the degree to which government funding is directed to the Corps and certain other customers, which in turn could be impacted by extended federal government shutdowns or declarations of additional national emergencies; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts and new contracts being awarded to us; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; increasing costs to operate and maintain aging vessels and comply with applicable regulations or standards; increasing costs of fleet improvements to remain competitive; equipment or mechanical failures; impacts to our facilities and suppliers from pandemics, epidemics or outbreaks of infectious disease affecting our markets; impacts to our supply chain for procurement of new vessel build materials: our international dredging operations; instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; capital and operational costs due to environmental regulations; market and regulatory responses to climate change; contract penalties for any projects that are completed late; force majeure events, including natural disasters, pandemics and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes to large, single customer contracts; our ability to obtain financing for the construction of new vessels, including our new offshore wind vessel; potential inability to secure contracts to utilize new offshore wind vessel; unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues and unforeseen changes in environmental regulations; any failure to comply with Section 27 of the Jones Act provisions on coastwise trade, or if those provisions were modified or repealed; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings, including a pending criminal proceeding in Louisiana; any liabilities imposed on us for the obligations of joint ventures, partners and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our ability to identify and contract with qualified MBE or DBE contractors to perform as subcontractors; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; our ability to maintain or expand our credit capacity; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, as it relates to the new offshore wind vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements and Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previous recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruptions, cyber-based attacks or security breaches of the information technology systems on which we rely to conduct our business; and impairments of our goodwill or other intangible assets. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2020, Item 1A. “Risk Factors” of Great Lakes’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Contract revenues	$209,964	$172,145	$726,149	$733,601
Gross profit	52,991	33,387	145,270	171,228
General and administrative expenses	16,421	17,494	62,134	62,757
Proceeds from loss of use claim	-	-	-	(1,723)
(Gain) loss on sale of assets—net	29	(1,387)	(294)	(1,571)
Total operating income	36,541	17,280	83,430	111,765
Other income (expense)
Interest expense—net	(4,144)	(6,511)	(21,601)	(26,585)
Other income	302	1,510	994	1,110
Income before income taxes	32,699	12,279	62,823	86,290
Income tax provision	(7,992)	(1,670)	(13,391)	(20,187)
Net income	$24,707	$10,609	$49,432	$66,103

Basic earnings per share	$0.38	$0.16	$0.75	$1.02
Basic weighted average shares	65,740	64,793	65,587	64,743

Diluted earnings per share	$0.37	$0.16	$0.75	$1.00
Diluted weighted average shares	66,449	66,000	66,301	65,872

Great Lakes Dredge & Dock Corporation and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income	24,707	10,609	49,432	66,103
Adjusted for:
Interest expense—net	4,144	6,511	21,601	26,585
Income tax provision	7,992	1,670	13,391	20,187
Depreciation expense	11,342	10,599	43,016	38,183
Adjusted EBITDA	$48,185	$29,389	$127,440	$151,058

Great Lakes Dredge & Dock Corporation and Subsidiaries
Selected Balance Sheet Information
(Unaudited and in thousands)

	As of
	December 31,	December 31,
	2021	2020

Cash and cash equivalents	$145,459	$216,510
Total current assets	327,432	362,693
Total assets	997,670	958,024
Total current liabilities	154,735	176,287
Total long-term debt	320,971	323,735
Total equity	398,997	346,668

Great Lakes Dredge & Dock Corporation and Subsidiaries
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues	2021	2020	2021	2020

Capital - U.S.	$128,548	$90,980	$397,034	$336,163
Capital - foreign	—	5,262	6,596	25,892
Coastal protection	60,471	35,693	169,678	201,361
Maintenance	14,920	30,961	132,551	148,767
Rivers & lakes	6,025	9,249	20,290	21,418
Total revenues	$209,964	$172,145	$726,149	$733,601

	As of
	December 31,	December 31,
Backlog	2021	2020

Capital - U.S.	$398,748	$320,920
Capital - foreign	—	6,865
Coastal protection	99,048	97,986
Maintenance	50,966	125,090
Rivers & lakes	2,826	8,515
Total backlog	$551,588	$559,376

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024